For Immediate Release

HAMPDEN BANCORP, INC. REPORTS YEAR END RESULTS, ANNOUNCES DATE OF ANNUAL MEETING OF SHAREHOLDERS, AND DECLARES CASH DIVIDEND

SPRINGFIELD, Mass. July 28, 2009. Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and twelve months ended June 30, 2009.

Net income for the three months ended June 30, 2009 was $106,000, or $0.02 per fully diluted share, as compared to $191,000 for the same period in 2008. This decrease in net income was primarily the result of a Federal Deposit Insurance Corporation (FDIC) special assessment fee of $235,000, and an increase in FDIC insurance premiums of $185,000 for the three months ended June 30, 2009.  For the three month period ended June 30, 2009, net interest income increased by $481,000 compared to the three month period ended June 30, 2008. The provision for loan losses decreased $77,000 for the three months ended June 30, 2009 compared to the three months ended June 30, 2008. Non-interest income, including net gains on sales of securities and loans, increased by $46,000 compared to the three month period ended June 30, 2008. For the three months ended June 30, 2009, non-interest expense increased $719,000 compared to the three months ended June 30, 2008, which was primarily due to an increase in FDIC insurance expense of $420,000 noted above, marketing expense of $98,000 and other general and administrative expenses of $183,000.

Net income was $286,000, or $0.04 per fully diluted share, for the twelve month period ended June 30, 2009 as compared to net income of $1.2 million for the twelve month period ended June 30, 2008. There was an increase in net interest income for the twelve months ended June 30, 2009 of $1.4 million, or 10.1%, to $15.9 million from $14.5 million for the same period in 2008.  For the twelve months ended June 30, 2009 the provision for loan losses increased $761,000 compared to the twelve months ending June 30, 2008 due to increases in loan delinquencies, increases in non-accrual loans, growth in the loan portfolio, and general economic conditions. During the twelve months ended June 30, 2009 the bank incurred a write-down for other-than-temporarily impaired investment securities of $388,000.  For the twelve months ended June 30, 2009, non-interest expense increased $2.2 million compared to the twelve months ended June 30, 2008.  This increase was largely due to an increase in salary and employee benefit expenses related to the equity incentive plan of $572,000 and other salary and employee benefits expenses of $393,000.  In addition increases in FDIC expenses of $685,000 and general and administrative expenses of $272,000 contributed to the increase in non-interest expense. The increase in general and administrative expenses was primarily related to costs associated with the operations of two new branches and the costs associated with maintaining and processing new deposit and loan customer accounts.  Income tax expense decreased from $1.0 million to $244,000 for the twelve months ended June 30, 2008 to the twelve months ended June 30, 2009, due to adjustments in fiscal 2008 to the company’s valuation reserve against the deferred tax asset established in connection with the Hampden Bank Charitable Foundation

The Company’s total assets increased from $543.8 million at June 30, 2008 to $567.7 million at June 30, 2009. This was an increase of $23.9 million or 4.4%.  Net loans, including loans held for sale, increased $26.8 million, or 7.4%, to $387.6 million at June 30, 2009 and securities decreased 6.3% or $7.8 million from $123.9 million to $116.1 million as of June 30, 2009.

Non-performing assets totaled $5.3 million or 0.93% of total assets, at June 30, 2009 compared to $4.8 million, or 0.89% of total assets, at June 30, 2008. Total non-performing assets included $3.9 million of non-performing loans and $1.4 million of other real estate owned. From June 30, 2008 to June 30, 2009, commercial non-performing loans have decreased $2.9 million, retail mortgage and consumer non-performing loans have increased $2.0 million and other real estate owned increased $1.4 million.

Deposits increased $50.0 million, or 15.1%, to $381.5 million at June 30, 2009 from $331.4 million at June 30, 2008. Checking and NOW accounts increased $10.4 million, money market accounts increased $18.3 million, certificates of deposit of increased $13.1 million and savings accounts increased $8.2 million from June 30, 2008 to June 30, 2009.

         Short-term borrowings, including repurchase agreements, decreased $851,000, or 6.4%, to $12.4 million at June 30, 2009 from $13.2 million at June 30, 2008. Long-term debt decreased $24.6 million, or 25.7%, to $70.9 million at June 30, 2009 from $95.5 million at June 30, 2008.

The Company repurchased 397,493 shares of Company stock, at an average price of $10.03 per share, in the first and second quarters of fiscal 2009 pursuant to, and in completion of, the Company’s Stock Repurchase Program announced in May 2008. The Company repurchased 11,930 shares of Company stock, at an average price of $8.89 per share, in the third quarter of fiscal 2009 in connection with the vesting of the restricted stock grants as part of our 2008 Equity Incentive Plan. The Company purchased these shares from the employee plan participants for settlement of tax withholding obligations. The Company also repurchased 93,704 shares of Company stock, at an average price of $10.64 per share, in the third and fourth quarters of fiscal 2009 pursuant to the Company’s second Stock Repurchase Program announced in January 2009. These repurchases contributed to an overall decrease in stockholders’ equity of $3.8 million, to $96.7 million at June 30, 2009, compared to $100.4 million at June 30, 2008. Our ratio of capital to total assets decreased to 17.0% as of June 30, 2009, from 18.5% as of June 30, 2008.

According to Thomas R. Burton, President and CEO, “The past fiscal year has presented many challenges, but also many opportunities.  Net income has been negatively impacted by three major items, all related to the economy.  These include significantly higher FDIC premiums and assessments, a larger than normal provision for loan losses and the write-off of securities deemed to be other-than-temporarily impaired.  Those issues aside, the past fiscal year has seen a significant increase in new customers as evidenced by a large increase in deposit balances and loan activity reflecting the trend of consumers toward community banks and a general aversion to risk.  Overall economic conditions in our market area remain weak, but our delinquency statistics continue to improve and our nonperforming assets to total assets at 0.93%, is significantly below national averages.”

The Company announced that its 2009 annual meeting of shareholders will be held on Wednesday, November 4, 2009 at 10:00 a.m. (Eastern Time) at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, MA. The record date for shareholders entitled to vote at the meeting will be September 22, 2009.

The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on August 27, 2009, to shareholders of record at the close of business on August 13, 2009.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  The Bank currently has nine office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact

Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

			At June 30,
			2009	2008
Selected Financial Condition Data:			(In Thousands)
Total assets			$ 567,656	$ 543,832
Loans, net (a)			387,553	360,773
Securities			116,100	123,892
Deposits			381,477	331,441
Short-term borrowings, including repurchase agreements			12,372	13,223
Long-term debt			70,915	95,477
Total Stockholders' Equity			96,658	100,448

(a) Includes loans held for sale of $915,000 at June 30, 2009 and $895,000 at June 30, 2008

	For The Three Months Ended June 30,		For The Year Ended June 30,
	2009	2008	2009	2008
Selected Operating Results:	(In thousands, except per share data)		(In thousands, except per share data)

Interest and dividend income, including fees	$ 6,956	$ 6,904	$ 28,273	$ 28,824
Interest expense	2,878	3,305	12,345	14,340
Net interest income	4,078	3,599	15,928	14,484
Provision for loan losses	300	377	1,412	651
Net interest income after provision for loan losses	3,778	3,222	14,516	13,833
Non-interest income	655	687	2,339	2,291
Gain (loss) on sales/write-downs of securities and loans, net	94	16	(39)	143
Non-interest expense	4,375	3,656	16,286	14,082
Income before income tax expense	152	269	530	2,185
Income tax expense	46	78	244	1,015
Net income	$ 106	$ 191	$ 286	$ 1,170

Basic earnings per share	$ 0.02	$ 0.03	$ 0.04	$ 0.16
Basic weighted average shares outstanding	6,725,932	7,052,540	6,826,777	7,273,069

Diluted earnings per share	$ 0.02	$ 0.03	$ 0.04	$ 0.16
Diluted weighted average shares outstanding	6,810,285	7,087,389	6,868,495	7,283,701

			At June 30,
			2009	2008
Selected Ratios:
Non-performing loans to total loans			1.01%	1.34%
Non-performing assets to total assets			0.93%	0.89%
Allowance for loan losses to non-performing loans			95.62%	71.56%
Allowance for loan losses to total loans			0.97%	0.96%